UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2011

United Refining Company

(Exact name of registrant as specified in its charter)

Pennsylvania	333-35083	25-1411751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bradley Street Warren, Pennsylvania		16365
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (814) 723-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 23, 2011, United Refining Company (the “Company”) issued a press release announcing an offer to exchange up to $365 million in aggregate principal amount of its 10.500% First Priority Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding unregistered 10.500% First Priority Senior Secured Notes due 2018, which were issued on March 8, 2011. A copy of the press release is attached hereto as Exhibit 99.1.

The terms of the registered notes are substantially similar in all respects (including principal amount, interest rate and maturity) to the terms of the unregistered notes for which they may be exchanged pursuant to the exchange offer, except that the registered notes:

•	will be freely tradeable by holders thereof; and

•	will be issued free of any covenants regarding registration.

Like the unregistered notes, the registered notes will be the Company’s first priority senior secured obligations and will rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the notes and rank equally in right of payment with all of our unsubordinated indebtedness and effectively senior to all our unsecured debt to the extent of the value of the collateral but effectively junior with respect to obligations secured by liens on assets that do not constitute collateral to the extent of the value of such assets subject to such liens. As with the unregistered notes, all of the Company’s existing direct and indirect subsidiaries have unconditionally guaranteed the registered notes. The guarantees of the new notes by the subsidiary guarantors will be unsecured and will rank equally to all other unsecured and unsubordinated indebtedness of the guarantors.

The exchange offer will expire at 5:00 p.m., New York City time, on June 23, 2011, unless extended by the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated May 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1034, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2011

UNITED REFINING COMPANY

By:	/s/ James E. Murphy
Name: James E. Murphy
Title: Vice President and Chief Financial Officer

Exhibit Index

99.1	Press release, dated May 23, 2011